Exact Sciences Names Aaron Bloomer as New Chief Financial Officer

MADISON, Wisc., April 15, 2024 – Exact Sciences (NASDAQ: EXAS), a leading provider of cancer screening and diagnostic tests, announced today the appointment of Aaron Bloomer as chief financial officer (CFO), effective May 15, 2024.

Mr. Bloomer brings to Exact Sciences more than 15 years of finance and accounting experience. He previously held leadership positions at Baxter International and 3M, where he helped improve financial results, drove operational rigor, led strategic growth initiatives, played key roles in portfolio management, acquisitions, and divestitures, and set corporate strategy and vision. At Baxter, Mr. Bloomer led corporate financial planning, reporting, and analytics (FP&A) as vice president. Prior to that, he spent more than a decade at 3M, where he served as senior vice president of FP&A, as well as CFO for 3M China and one of the company’s divisions in Tokyo, Japan.

“Aaron comes to us with significant global experience setting corporate strategy and driving growth and operational discipline from his leadership roles at incredible companies,” said Kevin Conroy, chairman and chief executive officer of Exact Sciences. “We are excited to welcome a leader of Aaron’s caliber to our executive team. As we look to bring our portfolio of tests to more patients around the world, Aaron’s oversight will help us further our mission of helping to eradicate cancer by preventing it, detecting it earlier, and guiding personalized treatment.”

To help facilitate a smooth transition, Mr. Bloomer joins the company as executive vice president, finance, effective immediately, and will succeed Jeff Elliott following a 30-day transition period. As previously announced, Mr. Elliott will then transition to serving as special advisor to the chief executive officer.

“I am energized by the opportunity to join a company with such an important mission and to play a meaningful role in Exact Sciences’ growth trajectory,” said Mr. Bloomer. “Throughout my career, I have applied a relentlessly competitive and innovative mindset to drive growth and success. I plan to do the same as CFO, with a focus on superior financial and operational execution.”

About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences gives patients and health care professionals the clarity needed to take life-changing action earlier. Building on the success of the Cologuard® and Oncotype® tests, Exact Sciences is investing in its pipeline to develop innovative solutions for use before, during, and after a cancer diagnosis. For more information, visit ExactSciences.com, follow Exact Sciences on X, formerly known as Twitter @ExactSciences, or find Exact Sciences on LinkedIn and Facebook.
Investor Contact:
Nathan Harrill
Exact Sciences Corp.
investorrelations@exactsciences.com
608-535-8659
Media Contact:
Morry Smulevitz
Exact Sciences Corp.
msmulevitz@exactsciences.com
608-345-8010